Exhibit 99.1

FOR IMMEDIATE RELEASE

THORNBURG MORTGAGE TO RESTATE ITS FINANCIAL STATEMENTS

TO RECOGNIZE IMPAIRMENT LOSS ON ASSETS

•	Impairment Losses Do Not Impact Company’s Shareholder Equity

•	Impairment Losses Do Not Reflect Significant Deterioration of the Credit Quality of the Company’s Assets

SANTA FE, N.M.—March 7, 2008—Thornburg Mortgage, Inc. (NYSE:TMA), announced today that the company has received a letter dated March 4, 2008, from its independent auditor, KPMG LLP, stating that their audit report, dated February 27, 2008, on the company’s consolidated financial statements as of December 31, 2007, and 2006, and for the two-year period ended December 31, 2007, which is included in the company’s Annual Report on Form 10-K for 2007, should no longer be relied upon. As a result, the company’s Board of Directors determined that the financial statements for the year ended December 31, 2007, should be restated. The company noted that difficult market conditions that have resulted in a significant deterioration of prices of mortgage-backed collateral, combined with a liquidity position under unprecedented pressure from increased margin calls by its reverse repurchase agreement lenders, a portion of which the company has been unable to meet, have raised substantial doubt about the company’s ability to continue as a going concern. In addition, the Company may not have the ability to hold certain of its purchased ARM assets to recovery and, accordingly, on March 5, 2008, the Company concluded that a $427.8 million charge for impairment on its purchased ARM assets is required as of December 31, 2007, in accordance with generally accepted accounting principles. Based upon a review of credit ratings, delinquency data and other information, the company does not believe these unrealized losses, for the most part, are reflective of credit deterioration.

The company believes that this restatement of its consolidated financial statements will not have a material impact on the company’s book value at December 31, 2007. In the company’s 2007 Annual Report on Form 10-K filed on

February 28, 2008, the company reported GAAP book value as of December 31, 2007, of $8.36 per common share, compared to a GAAP book value of $8.40 per common share, after reflecting the effect of the preliminary restatement of the company’s 2007 consolidated financial statements. The increase in book value is attributable to the company’s elimination of the fourth-quarter performance fee payable to the company’s manager, which increased the book value by $0.04 per common share.

Thornburg Mortgage President and Chief Executive Officer Larry Goldstone noted that companies are required to value their asset portfolios at the price that the portfolio could be sold in the market as of the financial statement date. Companies must recognize a loss in the income statement if they are not able to hold the assets until their value is recovered, even if those companies have no intention of selling their portfolios.

“The mortgage financing market’s complete inability to differentiate and appropriately value superior AAA-/AA-rated mortgage securities from all other mortgage assets is as unprecedented as it is frustrating,” said Mr. Goldstone. “Our portfolio of mortgage-backed securities has exhibited exceptional credit performance and comprises loans that are among the most solid in the industry. Quite simply, the panic that has gripped the mortgage financing market is irrational and has no basis in investment reality.”

The company had readily available liquidity of approximately $580.0 million at December 31, 2007. Through the close of business on March 6, 2008, the company had received $1.777 billion in margin calls since December 31, 2007, and had satisfied $1.167 billion of those margin calls primarily by using its available liquidity, principal and interest payments and proceeds from the sale of assets. As of close of business on March 6, 2008, the company had outstanding margin calls of $610.0 million which significantly exceeded its available liquidity at that date. The company has entered into a temporary syndicate agreement with its remaining reverse repurchase agreement counterparties which freezes additional margin calls through Friday, March 7, 2008, while the company pursues solutions to its liquidity shortfall. This agreement is renewable at the option of the company’s lenders and the company. Through the close of business on March 6, 2008, the company had received notices of event of default under reverse repurchase agreements from four different lenders.

The company is working to meet all of its outstanding margin calls within a timeframe acceptable to its lenders, through a combination of selling portfolio assets, issuing collateralized mortgage debt and raising additional debt or equity capital. Since December 31, 2007, and through the close of business on March 6, 2008, the company has reduced its portfolio of ARM assets financed with recourse financing by approximately $4.6 billion, of which $1.9 billion has been permanently financed in order to reduce its exposure to margin calls. The company also has raised $488.0 million in equity capital since December 31, 2007, and seeks to raise additional capital in order to provide a more stable base of liquidity during a period when the company expects market conditions to remain difficult for at least several months.

The $427.8 million impairment charge resulted in a decrease in management fees of $300,000 and the elimination of the fourth quarter performance fee of $5.4 million. The company intends to reflect the revised financial information in an amended Annual Report on Form 10-K/A.

Noting that Thornburg Mortgage’s executive team is working relentlessly to meet its outstanding obligations to its reverse repurchase agreement lenders, stabilize its lending platform, and increase its liquidity position, Mr. Goldstone concluded, “We are committed to implementing initiatives that will resolve our current liquidity issues so we can deliver long-term growth, continue as a going concern, and ensure stability for our shareholders and for the company.”

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Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages. The company seeks to deliver value and steady growth for its shareholders by acquiring high-quality mortgage-backed securities, and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading-edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws, such as our plans to raise additional capital, our ability to continue as a going concern, and the long-term impact on our business. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. The words “believe,” “anticipate,” “intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “have confidence” and similar words identify forward-looking statements. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, our ability to raise additional capital, our ability to retain or sell additional assets, the impact of additional margin calls, the receipt of additional notices of default under reverse repurchase agreements, our ability to timely file an amended Form 10-K/A, market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Thornburg Mortgage, Inc.

Clay Simmons or Suzanne O’Leary Lopez, 505-989-1900

ir@thornburgmortgage.com